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                                                                      EXHIBIT 2



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                          AGREEMENT AND PLAN OF MERGER


                                      Among


                            TEAM AMERICA CORPORATION

                           TEAM AMERICA OF IDAHO, INC.

                                       and

                          ASPEN CONSULTING GROUP, INC.



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                          Dated as of October 20, 1997


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of October 20, 1997, among TEAM AMERICA CORPORATION, an Ohio corporation ("Parent"), TEAM AMERICA OF IDAHO, INC., an Ohio corporation and a wholly owned subsidiary of Parent ("TA Idaho"), ASPEN CONSULTING GROUP, INC., an Idaho corporation (the "Company"), and Byron G. McCurdy and Terry C. McCurdy (collectively, the "Stockholders"). The Company and TA Idaho are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

                                    RECITALS

         WHEREAS, Parent, TA Idaho and the Company desire that the TA Idaho merge with and into the Company (the "Merger"), upon the terms and conditions set forth herein and in accordance with the Idaho Business Corporation Law (the "Idaho Law") and the Ohio General Corporation Law (the "Ohio Law") with the result that the Company shall continue as the surviving corporation and the separate existence of the TA Idaho (except as it may be continued by operation of law) shall cease; and

         WHEREAS, Parent, TA Idaho and the Company desire that at the Effective Time (as hereinafter defined) all outstanding shares of the capital stock of the Company be converted into the right to receive a combination of cash and fully paid and nonassessable shares of common stock, without par value, of Parent ("Parent Common Stock"); and

         WHEREAS, Parent, TA Idaho and the Company desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all the issued and outstanding shares of the capital stock of the Surviving Corporation; and

         WHEREAS, the respective Boards of Directors of Parent, TA Idaho and the Company have approved the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the Idaho Law, and the Ohio Law, TA Idaho shall be merged with and into the Company, the separate existence of TA Idaho (except as it may

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be continued by operation of law) shall cease, and the Company shall continue as the Surviving Corporation under the name "Aspen Consulting Group, Inc."

         SECTION 1.02 Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to, and assume all the rights and obligations of, the Company and TA Idaho in accordance with the Idaho Law and the Ohio Law and the Merger shall otherwise have the effects set forth in
Section 30-1-1106 of the Idaho Law and Section 1701.82 of the Ohio Law.

         SECTION 1.03 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Idaho and the Secretary of State of the State of Ohio a properly executed articles/certificate of merger in accordance with the Idaho Law and the Ohio Law, respectively. The Merger shall be effective as of 11:59 p.m., Eastern Standard Time, on October 31, 1997 (the "Effective Time").

         SECTION 1.04 Articles of Incorporation; Code of Regulations; Directors and Officers. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and as provided by the Idaho Law. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of the Company as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the Idaho Law. The initial directors and officers of the Surviving Corporation shall be: Richard C. Schilg (Director, Chairman), Byron G. McCurdy (Director, President), Terry C. McCurdy (Director, Vice President), and Kim Hall (Chief Executive Officer), Kevin T. Costello (Director), Paul M. Cash (Director), and Michael R. Goodrich (Director, Secretary/Treasurer).

         SECTION 1.05 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

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                                   ARTICLE II

                            CONVERSION OF SECURITIES

         SECTION 2.01 Conversion of Securities of the Company. By virtue of the Merger and without any action on the part of the holders of the capital stock of the Company, at the Effective Time, all outstanding shares of the capital stock of the Company (excluding shares held in the treasury of the Company, which shall be cancelled as provided in paragraph (b) below, and subject to Section 2.03(c) hereof) shall be converted into the right to collectively receive (and allocated to the Stockholders pursuant to the joint instructions of the Stockholders): (i) $2,000,000 cash, and (ii) 727,273 fully paid and nonassessable shares of Parent Common Stock (obtained by dividing $8,000,000 by the closing sale price of Parent Common Stock as listed on the Nasdaq National Market on October 17, 1997 ($11.00)).

                  (b) Treasury Stock. Each share of capital stock that is held in the treasury of the Company shall be cancelled and retired and no capital stock of Parent, cash or other consideration shall be paid or delivered in exchange therefor.

         SECTION 2.02 Conversion of TA Idaho Common Stock. At the Effective Time, each share of Common Stock, without par value, of TA Idaho issued and outstanding immediately prior to the Effective Time shall remain outstanding and, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

         SECTION 2.03 Surrender and Exchange of Shares.

                  (a) At the Effective Time, each holder of an outstanding certificate or certificates that prior thereto represented shares of the capital stock of the Company shall surrender the same to Parent or its agent, and each such holder shall be entitled upon such surrender to receive in exchange therefor, without cost to it, cash and fully paid and nonassessable shares of Parent Common Stock as provided in Section 2.01 hereof, and the certificate or certificates so surrendered in exchange for such consideration shall forthwith be cancelled by Parent.

                  (b) If a certificate representing shares of the capital stock of the Company has been lost, stolen or destroyed, the holder of such certificate shall submit an affidavit describing the lost, stolen or destroyed certificate, the number of shares evidenced thereby and affirming the status of that certificate in lieu of surrendering such certificate to Parent, which shall deem such certificate cancelled; provided that Parent may require the holder of such certificate to provide Parent with a bond in such amount as Parent may direct as a condition to paying any consideration hereunder. Until so surrendered, the outstanding certificates that, prior to the Effective Time, represented shares of the capital stock of the Company that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the consideration into which such shares have been so converted.

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                  (c) No certificates or scrip representing fractional shares of
Parent Common Stock shall be issued upon the surrender for exchange of certificates held by stockholders of the Company, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of shares of the capital stock of the Company who would otherwise have been entitled to receive in the merger a fraction of a share of Parent Common Stock (after taking into account all certificates surrendered by such holder) shall be entitled to receive from Parent at the Effective Time, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by $11.00. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration; and (ii) that no holder of shares of Company capital stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

         SECTION 2.04 Closing of Stock Transfer Books. On and after the Effective Time, there shall be no transfers on the stock transfer books of the Company or Parent of shares of capital stock of the Company that were issued and outstanding immediately prior to the Effective Time.

         SECTION 2.05 Closing. The closing (the "Closing") shall be scheduled to occur at the offices of Porter, Wright, Morris & Arthur, Columbus, Ohio, at 10:00 a.m. local time, on October 31, 1997 or as soon as practicable thereafter upon the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at the close of business on the date of closing (the "Closing Date").


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01 Representations and Warranties of the Company and Stockholders of the Company. The Company and the Stockholders (the Company and the Stockholders shall collectively be referred to as the "Sellers"), jointly and severally, represent and warrant to Parent and TA Idaho as follows:

                  (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, assets,

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financial condition, operating results or business of the Company (a "Company
Material Adverse Effect").

                  (b) Subsidiaries. Schedule 3.01(b) includes a complete and accurate list of each subsidiary of the Company, indicating the jurisdiction of incorporation and the nature and level of ownership in such subsidiary by the Company, any subsidiary of the Company and any other person. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and of each subsidiary of the Company have previously been delivered to the Parent. Except as set forth on Schedule 3.01(b) hereto, neither the Company nor any of its subsidiaries owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other noncorporate business enterprise. Each subsidiary of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Company is duly qualified as a foreign corporation or a foreign limited liability company to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. All the outstanding shares of capital stock of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 3.01(b), are owned by the Company or by a wholly owned subsidiary of the Company free and clear of any Claims, and there are no proxies or voting or transfer agreements or understandings outstanding with respect to any such shares.

                  For purposes of this Agreement, the term "subsidiary," when used with respect to the Company shall mean any corporation or other business entity a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by the Company and/or one or more other subsidiaries of the Company. The term "Aspen Company" shall mean, collectively, the Company and all of its subsidiaries.

                  (c) Capitalization. The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock. As of the date of this Agreement, 10,000 shares of Company Common Stock are issued and outstanding, all of which are owned by the Stockholders and which were duly authorized and validly issued and are fully paid and nonassessable. The Company does not have any subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company authorized or outstanding and there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as set forth on
Schedule 3.01(c), the Company does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other

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distribution in respect thereof. Schedule 3.01(c) sets forth a complete and correct list of the holders of record of the Company Common Stock and their respective ownership interests.

                  (d) Authority Relative to Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and have been authorized and approved, pursuant to Section 30-1-1103 of the Idaho Law, by a consent in writing of all the stockholders of the Company. No other corporate approvals or proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's Board of Directors has by the requisite vote of all directors present at a meeting duly called for such purpose determined that this Agreement and the Merger is advisable and fair and in the best interests of the Company and its stockholders.

                  (e) Non-Contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) except as set forth on Schedule 3.01(e) hereof, result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the business conducted by the Company (the "Business") or to the Company or its properties, or (iii) result in the creation or imposition of any Claim in favor of any third person or entity upon any of the assets of the Company or the Business, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Company Material Adverse Effect.

                  (f) Consents. Except as set forth on Schedule 3.01(f), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of articles/certificate of merger with the Secretary of State of the State of Idaho and the Secretary of State of the State of Ohio in accordance with the Idaho Law and the Ohio Law, respectively, and (ii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or the ability of the Surviving Corporation to conduct the Business after the Effective Time.

                  (g) Financial Statements, Etc. Prior to the Closing, the Company will furnish to Parent: (i) the reviewed balance sheet of the Aspen Company as of February 28, 1997 and as of

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February 29, 1996, and the related statements of operations, stockholders'
equity and cash flows for each of the two years ended February 28, 1997 and February 29, 1996, prepared by the Aspen Company's independent certified public accountants retained by the Aspen Company for such years, (ii) the unaudited balance sheet of the Aspen Company as of September 30, 1997, and the related statements of operations for the seven months then ended, certified by the principal financial officer of the Company, and (iii) the unaudited statement of revenues for the seven months ended September 30, 1997 certified by the principal financial officer of the Aspen Company. The foregoing financial statements shall be collectively referred to as the "Financial Statements." All such Financial Statements (including any related schedules and/or notes, if any) have been prepared in accordance with GAAP consistently applied and consistent with prior periods, except that such interim statements are subject to year end adjustments (which consist of normal recurring entries) and do not contain certain footnote disclosures. Such balance sheets fairly present in all material respects the financial position of the Aspen Company as of their respective dates, and such statements of operations, stockholders' equity and cash flows fairly present in all material respects the results of operations of the Aspen Company for the respective periods then ended, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of certain footnote disclosures.

                  Except as and to the extent (i) reflected on the balance sheet of the Aspen Company as of February 28, 1997 referred to above, (ii) incurred since February 28, 1997 in the ordinary course of business consistent with past practice, (iii) reflected in the unaudited balance sheet of the Aspen Company as of September 30, 1997, or (iv) set forth on Schedule 3.01(g) hereto, the Aspen Company does not have any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP. Since February 28, 1997, the Aspen Company has not suffered any Company Material Adverse Effect.

                  (h) Absence of Certain Changes or Events. Except as set forth on Schedule 3.01(h) hereto, or as otherwise disclosed in the financial statements of the Aspen Company as of and for the seven months ended September 30, 1997 referred to above, since February 28, 1997, the Aspen Company has not
(i) issued any stock, bonds or other corporate securities, (ii) borrowed or refinanced any amount or incurred any liabilities (absolute or contingent) in excess of $25,000, other than trade payables incurred in the ordinary course of business consistent with past practice, (iii) discharged or satisfied any claim in excess of $25,000 or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet of the Aspen Company as of February 28, 1997 and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities,
(v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or cancelled any debts or claims, except in the ordinary course of business consistent with past practice or as otherwise contemplated hereby, (vii) sold, assigned or transferred

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any Intellectual Property Rights (as hereinafter defined) or other intangible assets, (viii) waived any rights of substantial value, whether or not in the ordinary course of business, (ix) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, or increased the compensation or fringe benefits of any executive officer other than in the ordinary course of business consistent with past practices, or made any payment of a cash bonus to any director or officer or to any employee of, or consultant or agent to, any Aspen Company or made any other material change in the terms or conditions of employment, (x) announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement,
(xi) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, including any stock options, (xii) suffered any damage, destruction or loss to any of its assets or properties, (xiii) made any change in its accounting systems, policies, principles or practices, (xiv) made any loans to any person, or (xv) to the extent not otherwise set forth herein, taken any action described in Section 4.01 hereof.

                  (i) Actions Pending. Except as set forth on Schedule 3.01(i) hereto, (i) there is no action, suit, dispute, investigation, proceeding or claim pending or, to the best knowledge of the Sellers, threatened against or affecting the Aspen Company, its properties or rights, or the Business, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body, and the Sellers are not aware of any facts or circumstances which may give rise to any such action, suit, dispute, investigation, proceeding or claim, (ii) the Aspen Company is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency, and (iii) the Aspen Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Aspen Company has any continuing obligation, which (in the case of each of clauses (i), (ii) and (iii) of this Section 3.01(i)) would have a Company Material Adverse Effect or would affect the ability of the Company to consummate the transactions contemplated hereby, or the ability of Parent to conduct the Business after the Effective Time.

                  (j) Title to Properties. The Aspen Company has good title to the properties and assets reflected on the balance sheet of the Aspen Company as of February 28, 1997 other than non-material properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet, and all such properties and assets are free and clear of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively " Claims"), except (i) as described on Schedule 3.01(j) hereto, (ii) liens for current taxes not yet due and (iii) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Aspen Company (collectively, "Permitted

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Liens"). Such properties and assets constitute all of the assets necessary to conduct the Business substantially in the same manner as it has been conducted prior to the date hereof.

                  (k) Real Property Interests. Schedule 3.01(k) hereto sets forth a complete and accurate list of (i) the real properties owned by the Aspen Company (the "Fee Properties") and (ii) the real properties leased by the Aspen Company (the "Leased Properties"). The Aspen Company has good and marketable fee simple title to the Fee Properties and good leasehold title to the Leased Properties, in each case listed below its name on Schedule 3.01(k), free and clear of all Claims, tenants and occupants except for Permitted Liens. Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to Parent and there have been no material changes or amendments to such leases or agreements since such delivery. The Aspen Company are the lawful owners of all improvements and fixtures located on the Fee Properties or the Leased Properties, free and clear of all Claims except for Permitted Liens. Each lease or other agreement relating to the Leased Properties is a valid and binding agreement, without any material default of the Aspen Company thereunder and, to the best knowledge of the Sellers, without any material default thereunder of the other party thereto, and such leases and agreements give the Company (or a subsidiary) the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the Business as it is currently being conducted. Except as set forth on Schedule 3.01(k), the Aspen Company's possession of such property has not been disturbed nor, to the best knowledge of the Sellers, has any claim been asserted against the Aspen Company that would have a Company Material Adverse Effect.

                  (l) Intellectual Property Rights. The patents, trademarks and trade names, trademark and trade name registrations, servicemark, brandmark and brand name registrations and copyrights, the applications therefor and the licenses with respect thereto (collectively, "Intellectual Property Rights") listed on Schedule 3.01(l) hereto constitute all material proprietary rights owned or held by the Aspen Company that are reasonably necessary to the conduct of the Business. Except as set forth on Schedule 3.01(l), (i) the Aspen Company conducts the Business without infringement or claim of infringement of any Intellectual Property Right of others and the conduct by the Surviving Corporation after the Effective Time of the Business, as it is currently conducted, will not infringe or misappropriate or otherwise violate the Intellectual Property Rights of any other person or constitute a breach or violation of any agreement relating to the Intellectual Property Rights listed on Schedule 3.01(l) (other than as a result of agreements to which Parent or any of its affiliates is a party); (ii) the Aspen Company is, and after the consummation of the Merger the Surviving Corporation will be, the sole and exclusive owner of each Intellectual Property Right listed on Schedule 3.01(l), in each case free and clear of any Claims (other than Permitted Liens) and, to the best knowledge of the Sellers, no person is challenging, infringing, misappropriating or otherwise violating any such Intellectual Property Rights or claiming that the conduct of the Business, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; (iii) Sellers are not aware of any impediment to the registration of any trademark that is the subject of any application for registration listed on Schedule 3.01(l) that would have a Company Material Adverse Effect; (iv) none of the Intellectual Property Rights listed on Schedule 3.01(l) is the subject of any outstanding order, ruling, decree, judgment or stipulation; (v) to the best knowledge of the

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Sellers, none of the activities of any employee of the Aspen Company on behalf thereof violates any obligations of such employee to third parties, including, without limitation, confidentiality or non-competition obligations under agreements with a former employer; (vi) Sellers are not aware of any use by a third party of any computer software programs or applications that the Aspen Company considers to be a trade secret belonging to the Aspen Company; and (vii) the Aspen Company has taken and is taking reasonable precautions to protect all material trade secrets and other confidential information relating to its proprietary computer software programs and applications or included in the Intellectual Property Rights that are material to the conduct of the Business.

                  (m) Labor Matters. The Aspen Company is not and has not been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of the Aspen Company. There are not any controversies between the Aspen Company and any of such employees that might reasonably be expected to materially adversely affect the conduct of the Business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the best knowledge of the Sellers, threatened relating to the Business. To the best knowledge of the Sellers, there are no labor unions or other organizations representing or purporting to represent any employees of the Aspen Company and there are not any organizational efforts currently being made or threatened involving any of such employees. Except as set forth on Schedule 3.01(m) hereto, the Aspen Company is in compliance in all material respects with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except where failure to comply would not have a Company Material Adverse Effect. The Aspen Company is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except where failure to comply would not have a Company Material Adverse Effect.

                  (n) Severance Arrangements. Except as set forth on Schedule 3.01(n) hereto or in Section 4.07 hereof, the Aspen Company is not a party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Aspen Company of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Aspen Company's severance policies (which are described on Schedule 3.01(n)), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment, and the Aspen Company is not a party to any employment agreement or compensation guarantee extending for a period longer than one year. Schedule 3.01(n) sets forth all employment agreements and compensation guarantees, regardless of duration, to which the Aspen Company is a party. Except as a result of actions taken by Parent or the Surviving Corporation, no amounts will be due or payable to any employee of the Aspen Company under any such severance arrangement or otherwise by virtue of the refusal of such employee to accept the offer of employment of the Surviving Corporation as provided in Section 4.07 hereof.

                  (o)      Taxes.

                           (i) Except as set forth on Schedule 3.01(o) hereto, the Aspen Company has (A) timely filed all Federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable with respect to the periods covered by the Tax Returns referred to in clause (A) without regard to whether such Taxes have been assessed (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Aspen Company's most recent financial statements),
         (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Aspen Company, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

                           (ii) Schedule 3.01(o) sets forth the last taxable period through which the Federal income Tax Returns of the Aspen Company have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the Aspen Company's most recent financial statements. Except as set forth on Schedule 3.01(o), no Federal, state, local or foreign Tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Federal or material state, local or foreign Taxes for which the Aspen Company would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed or, to the best knowledge of the Sellers, threatened pursuant to such examination of the Aspen Company by such Federal, state, local or foreign taxing authority with respect to any period.

                           (iii) Except as set forth on Schedule 3.01(o), the Aspen Company has not executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Federal, state, local or foreign Taxes for which the Aspen Company would be liable or (B) a closing agreement pursuant to Section 7121 of the Internal Revenue Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax law that relates to the assets or operations of the Aspen Company.

                           (iv) Except as set forth on Schedule 3.01(o), the Aspen Company is not a party to any agreement providing for the allocation or sharing of liability for any Taxes.

                           (v) The Aspen Company has made available to Parent complete and accurate copies of all income and franchise Tax Returns and all material other Tax Returns filed by or on behalf of the Aspen Company for the taxable years ending December 31, 1990 through December 31, 1996.

                           (vi) Either (i) the Aspen Company is not and has not been at any time during the last five years a "U.S. real property holding corporation" (as defined in Section 897(c)(2) of the Internal Revenue Code) or (ii) neither the Aspen Company nor any stockholder of the Aspen Company is a non-resident alien individual, foreign corporation, foreign partnership, or foreign trust.

                           For purposes of this Agreement, "Taxes" shall mean
all Federal, state, local, foreign or other taxing authority income, franchise, sales, use, ad valorem, property, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  (p)      Compliance with Law; Permits.

                           (i) The Aspen Company is not in default in any
material respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Aspen Company or any of its properties or assets is subject, except where such default would not have a Company Material Adverse Effect. Schedule 3.01(p) hereto sets forth a list of all material permits, authorizations, approvals, registrations, variances and licenses ("Permits") issued to or used by the Aspen Company in connection with the conduct of the Business; such Permits constitute all Permits necessary for the Aspen Company to own, use and maintain its properties and assets or required for the conduct of the Business in substantially the same manner as it is currently conducted. Each Permit listed on Schedule 3.01(p) is in full force and effect and no proceeding is pending, or, to the best knowledge of the Sellers, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no administrative or governmental actions have been taken or, to the best knowledge of the Sellers, threatened, in connection with the expiration or renewal of any of such Permits. To the best knowledge of the Sellers, except as set forth on Schedule 3.01(p), the Aspen Company will not be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any Permits.

                           (ii) The Company, each of its subsidiaries, and each
of the Stockholders are licensed or registered as professional employer organizations and/or as control persons thereof, as appropriate, in each jurisdiction in which their activities require such licensing or registration.

All such professional employer organization licenses and registrations are set forth on Schedule 3.01(p). Neither the Aspen Company nor, to the knowledge of the Aspen Company and the Stockholders, any client of the Aspen Company, has operated or is currently operating in violation of any Law applicable to the Aspen Company or its clients, including without limitation, laws with respect to the regulation or licensure of professional employer organizations, the Occupational Safety and Health Act, the Environmental Protection Act, the Equal Employment Opportunities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Vocational Rehabilitation Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Act, the Fair Labor Standards Act, the Federal Drug Free Workplace Act, Laws with respect to immigration and naturalization and all Laws relating to wages and hours, workers compensation, labor practice regulations, employment discrimination and state employee leasing and registration requirements, other than violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. Other than as disclosed in Schedule 3.01(i), neither the Aspen Company nor, to the knowledge of the Company and the Stockholders, any of its clients, is the object of any employee claims alleging violation of federal or state laws prohibiting discrimination or sexual harassment or any other charges reportable to the Equal Employment Opportunity Commission or comparable state human rights or equal employment opportunity agency.

                  (q)      Employee Benefit Plans.

                           (i) Schedule 3.01(q) hereto sets forth a complete and accurate list of each plan, program, arrangement, agreement or commitment that is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement, agreement or commitment ("Plans"), including, without limitation, each employee benefit plan (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Aspen Company or any trade or business (whether or not incorporated) which, together with such persons, would be treated as a single employer under Title IV of ERISA or Section 414 of the Internal Revenue Code (collectively, the "ERISA Affiliates") or to which any ERISA Affiliate contributes or has any obligation to contribute to, or has or may have any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Each Plan is identified on Schedule 3.01(q), to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2)(A) of ERISA), an "employee welfare plan" (as defined in
         Section 3(1) of ERISA), or as a plan intended to be qualified under
         Section 401 of the Internal Revenue Code.

                           (ii) The Aspen Company and ERISA Affiliates have complied, and currently are in compliance, in all material respects, with all laws and regulations applicable to the Plans, including, without limitation, ERISA and the Internal Revenue Code Such Plans are in full compliance with such laws and as currently required by subsequent legislation.

         Neither the Aspen Company nor any ERISA Affiliate has engaged in a transaction which would subject any person or entity to a tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                           (iii) Except as set forth on Schedule 3.01(q), neither the Aspen Company nor any ERISA Affiliate has at any time maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 210 of ERISA) or a defined benefit plan (as defined in Section 3(35) of ERISA)).

                           (iv) Except as set forth on Schedule 3.01(q), the Aspen Company and ERISA Affiliates do not provide or may not be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Aspen Company and ERISA Affiliates beyond their retirement or other termination of service with the Aspen Company and ERISA Affiliates (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of the Aspen Company and ERISA Affiliates, or (C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). Neither the Aspen Company nor any ERISA Affiliate maintains any Plan under which any employee or former employee of the ASPEN Company or any of the ERISA Affiliates may receive medical or other benefits which cannot be modified or terminated by the Aspen Company or ERISA Affiliates at any time without incurring any liability thereunder without the consent of any person, and no employees or former employees of the Aspen Company or ERISA Affiliates will have any right or claim in respect of such benefits as of the Effective Time.

                           (v) The transactions contemplated hereby will not result in (i) any portion of any amount paid or payable by the Aspen Company to a "disqualified individual" (within the meaning of Section 280G(c) of the Internal Revenue Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Aspen Company or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual," being an "excess parachute payment" within the meaning of
         Section 280G(b)(1) of the Internal Revenue Code and the regulations promulgated thereunder, (ii) except as provided in Section 4.07 hereof, any employee of the Aspen Company or any ERISA Affiliates being entitled to severance pay, unemployment compensation, or any other payment, (iii) an acceleration of the time of payment or vesting, or an increase in the amount of compensation due to any such employee or former employee or (iv) any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available.

                           (vi) Neither the Aspen Company nor any ERISA
         Affiliate has incurred any material liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for current premiums now due to the Pension Benefit Guaranty Corporation), the Internal Revenue Code or other applicable law, which has not been satisfied in full or been accrued on the balance sheet of the Aspen Company as of February 28, 1997 pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, which could result in the imposition of any material liability under ERISA, the Internal Revenue Code or other applicable law with respect to any Plan.

                           (vii) Neither the Company nor any ERISA Affiliate has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such Plan exceeds the Plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the Plan terminated in accordance with all applicable legal requirements and assuming the adoption of interest rates and mortality rates described in Section 417(e)(3)(A)(i) and the use of such interest rates published in January 1997, and assuming that all participants take a lump sum distribution of their vested accrued benefits on January 1, 1997.

                           (viii) Since the date of the most recent actuarial valuation, there has been (A) no material change in the financial position of any pension plan of the Aspen Company or any ERISA Affiliate, (B) no change in the actuarial assumptions with respect to any such plan, and (C) no increase in benefits as a result of plan amendments or changes in applicable law.

                           (ix) No Plan of the Aspen Company or any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of
         Section 412 of the Internal Revenue Code or Section 302 of ERISA.

                           (x) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, and, except as set forth on Schedule 3.01(q), as of the Effective Time there will be no liability of the Aspen Company or any of the ERISA Affiliates under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                           (xi) Neither the Aspen Company nor any of the ERISA Affiliates has made any contribution to any Plan that may be subject to any excise tax under Section 4972 of the Internal Revenue Code.

                           (xii) All liabilities under any Plan of the Aspen Company or any ERISA Affiliate, other than benefits accrued pursuant to funded retirement plans subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected in the Financial Statements to the extent required by and in accordance with GAAP.

                  (r) Environmental Matters. The Aspen Company is in compliance in all material respects with all Federal, state or local statutes, ordinances, orders, judgments, rulings or regulations relating to environmental pollution or to environmental regulation or control. Except as set forth on Schedule 3.01(r) hereto, neither the Aspen Company nor, to the best knowledge of the Sellers, any of the Aspen Company's officers, employees, representatives or agents or any other person, have treated, stored, processed, discharged, spilled or otherwise disposed of any substance defined as hazardous or toxic by any applicable Federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Aspen Company, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in any material liability to the Aspen Company. To the best knowledge of the Sellers, no employee or other person has ever made a claim or demand against the Aspen Company based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof. Except as set forth on Schedule 3.01(r), the Aspen Company has not been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water. Except as set forth on Schedule 3.01(r), the Fee or Leased Properties and the Business are not subject to any pending or, to the best knowledge of the Sellers, threatened administrative or judicial proceeding under any environmental law and there are no known facts or circumstances which may give rise to any proceeding. Except as set forth on Schedule 3.01(r), to the best knowledge of the Sellers, there are no inactive, closed, or abandoned storage or disposal areas or facilities or underground storage tanks on the Fee or Leased Properties.

                  (s) Personal Property. The Aspen Company has provided Parent lists of (i) all of the tangible personal property used by the Aspen Company in its business having an original acquisition cost of $50,000 or more, and (ii) all leases of personal property binding upon the Aspen Company having an annual rental in excess of $25,000. All of such tangible personal property is presently utilized by the Aspen Company in the ordinary course of its business and is in good repair, ordinary wear and tear excepted.

                  (t) Contracts. Schedule 3.01(t) lists all contracts and arrangements of the following types to which the Aspen Company is a party or by which it is bound and which are material to the conduct of the Business or to the financial condition or results of operations of the Aspen Company, including without limitation the following:

                           (i) any contract or arrangement with a sales representative, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distribution or promotional activities, or any contract to act as one of the foregoing on behalf of any person, which is not terminable by the Aspen Company on 30 or fewer days notice;

                           (ii) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $25,000;

                           (iii) any contract or arrangement pursuant to which the Aspen Company has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business) in excess of $25,000;

                           (iv) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

                           (v) any contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

                           (vi) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of the Aspen Company;

                           (vii) any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of the Aspen Company, or the Aspen Company is granted the authority to act for or on behalf of any person;

                           (viii) any contract not fully performed and relating to any acquisition or disposition of the Aspen Company or any predecessor in interest of the Aspen Company, or any acquisition or disposition of any subsidiary, division, line of business, or real property; and

                           (ix) any contract not specified above that is material to the Aspen Company.

The Aspen Company has delivered to Parent complete and accurate copies of the contracts and agreements set forth on Schedule 3.01(t), and each such contract or agreement is a valid and binding agreement, without any material default of the Aspen Company thereunder and, to the best knowledge of the Sellers, without any material default thereunder of the other party thereto. Except as set forth on Schedule 3.01(t), the Aspen Company has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any such contracts or agreements where such cancellation or termination would have a Company Material Adverse Effect. Except as disclosed on Schedule 3.01(t), each such contract or arrangement (i) when entered into, was on terms no less favorable to the Aspen Company than the terms which could have been obtained at the date thereof from an unrelated third party, and (ii) if cancelled at any time by the other party, would not, individually, have a Company Material Adverse Effect.

                  (u)      Insurance.

                            (i) All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Aspen Company for events or occurrences arising or taking place in the case of occurrence type insurance, and for claims made and/or suits commenced in the case of claims-made type insurance, between the date of this Agreement and the Effective Time, are listed on Schedule 3.01(u) hereto, and, except as set forth on Schedule 3.01(u), all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect, and, except as set forth on Schedule 3.01(u), provide insurance in such amounts and against such risks as is customary for companies engaged in similar businesses to protect the employees, properties, assets, businesses and operations of the Aspen Company. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby, except by reason of an insurer's assessment of Parent or the conduct of the Business after the Effective Time.

                           (ii) The Aspen Company has provided Parent information concerning all claims, which (including related claims which in the aggregate) exceed $25,000 and which have been made by the Aspen Company in the last two years under any workers' compensation, general liability, property, directors' and officers' liability or other insurance policy applicable to the Aspen Company or any of its properties. Except as set forth in written materials provided by the Aspen Company to Parent, to the knowledge of the Sellers there are no pending or threatened claims under any insurance policy, the outcome of which would have a Company Material Adverse Effect.

                  (v) Pending Transactions. Except for this Agreement and the transactions contemplated hereby, the Aspen Company is not a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a merger or consolidation with, or an acquisition of all or substantially all of the property and assets of, any other corporation or person or the sale, lease or exchange of all or substantially all of its properties and assets to any other person.

                  (w) Claims Against Officers and Directors. To the best knowledge of the Sellers, there are no pending or threatened claims against any director, officer, employee or agent of the

Aspen Company or any other person which could give rise to any claim for indemnification against the Aspen Company.

                  (x) Customers. The Aspen Company has provided Parent information concerning the ten largest clients/customers of the Aspen Company in terms of revenue to the Company ("Major Customers") during the fiscal year ended February 28, 1997. Except to the extent set forth in Schedule 3.01(x), since February 28, 1997, there has not been any adverse change in the business relationship, and there has been no material dispute, between the Company and any Major Customer and there are no indications that any Major Customer intends to reduce its purchase of services from the Aspen Company.

                  (y) Improper and Other Payments. To the best of the Sellers' knowledge, except as set forth on Schedule 3.01(y), neither the Aspen Company nor any director, officer, employee, agent or representative of the Aspen Company, nor any person acting on behalf of any of them, has (i) made, paid or received any bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful, (ii) made any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

                  (z) Brokers. Except as set forth on Schedule 3.01(z), the Aspen Company has not used any broker or finder in connection with the transactions contemplated hereby, and the Aspen Company shall not be liable for or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by the Aspen Company or any of the stockholders of the Aspen Company in connection with any of the transactions contemplated by this Agreement.

                  (aa) Accounts Receivable and Advances. Except as disclosed on
Schedule 3.01(aa), (i) each account receivable of the Aspen Company (collectively, the "Accounts Receivable") represents a sale made in the ordinary course of business other than to affiliates and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and the Aspen Company has performed all of its obligations to produce the goods or perform the services to which such Accounts Receivable relates, and (ii) to the best of knowledge of the Aspen Company, no Accounts Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof, in an amount individually or in the aggregate that would have a Company Material Adverse Effect.

                  (bb) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Aspen Company to Parent in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 3.02 Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

                  (a) Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). Parent owns beneficially and of record all the issued and outstanding capital stock of TA Idaho, free and clear of all Claims.

                  (b) Subsidiaries. Schedule 3.02(b) includes a complete and accurate list of each subsidiary of the Parent, indicating the jurisdiction of incorporation and the nature and level of ownership in such subsidiary by the Parent, any subsidiary of the Parent and any other person. Complete and correct copies of the Articles of Incorporation and Code of Regulations of the Parent and of each subsidiary of the Parent have previously been delivered to the Company. Except as set forth on Schedule 3.02(b) hereto, neither the Parent nor any of its subsidiaries owns of record or beneficially, directly or indirectly,
(i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other noncorporate business enterprise. Each subsidiary of the Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. All the outstanding shares of capital stock of the Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 3.02(b), are owned by the Parent or by a wholly owned subsidiary of the Parent free and clear of any Claims, and there are no proxies or voting or transfer agreements or understandings outstanding with respect to any such shares.

                      For purposes of this Agreement, the term "subsidiary," when used with respect to the Parent shall mean any corporation or other business entity a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by the Parent and/or one or more other subsidiaries of the Parent.

                  (c) Capitalization. The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock and 500,000 shares of Parent Preferred Stock, and, as of October 17, 1997, approximately 3,938,687 shares of Parent Common Stock were issued and outstanding

(including shares issued in connection with the merger with Workforce Strategies, Inc. and the acquisition of The Personnel Department, Incorporated and its affiliated companies), all of which were duly authorized and validly issued and are fully paid and nonassessable, and no shares of Parent Preferred Stock were issued and outstanding. Except as described in the Parent SEC Filings (as hereinafter defined), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Parent is authorized or outstanding and there is not any commitment of Parent to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as described in said Parent SEC Filings, Parent does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  (d) Authority Relative to Agreements. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, no other corporate approvals or proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The Parent's Board of Directors has by the unanimous written consent of all directors determined that this Agreement and the Merger is advisable and fair and in the best interests of the Parent and its stockholders.

                  (e) Non-Contravention. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Articles of Incorporation or Code of Regulations of Parent, (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties, or (iii) result in the creation or imposition of any Claim in favor of any third person or entity upon the assets of Parent or any of its subsidiaries, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

                  (f) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) any necessary filings pursuant to Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated by the SEC thereunder, (ii) the filing of articles/certificate of merger with the Secretary of State of the State of Idaho and the Secretary of State of the State of Ohio in accordance with the Idaho Law and the Ohio Law, respectively, (iii) any consents, licenses, permits, franchises or other governmental authorizations pertaining to the Business that are required as a result of the consummation of the transactions contemplated hereby, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

                  (g) SEC Filings. Parent has filed all forms, reports and documents required to be filed with the SEC since December 9, 1996, and, prior to Closing, Parent has made available to the Company, as filed with the SEC, complete and accurate copies of (i) the Annual Report of Parent on Form 10-K for the year ended December 31, 1996, and (ii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by Parent with the SEC since December 9, 1996, in each case including all amendments and supplements (collectively, the "Parent SEC Filings"). The Parent SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         The financial statements of Parent included in the Parent SEC Filings have been prepared in accordance with GAAP consistently applied and consistent with prior periods indicated and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods then ended. Since December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or any of its subsidiaries. Except for liabilities or obligations that are accrued or reserved against in Parent's financial statements included in the Parent SEC Reports neither of Parent or its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet, or the notes thereto, or which would have a Parent Material Adverse Affect.

                  (h) Absence of Certain Changes or Events. Except as set forth in the Parent SEC Filings made through the date hereof, (i) Parent has not conducted its business and operations other than in the ordinary course of business and consistent with past practices and (ii) there has not been any fact, event, circumstance or change affecting or relating to Parent and its subsidiaries that has had or is reasonably likely to have a Parent Material Adverse Effect.

                  (i) Actions Pending. There is no action, suit, dispute, investigation, proceeding or claim pending or, to the best knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries, or their respective properties or rights, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body that would have a Parent Material Adverse Effect or would affect the ability of Parent or TA Idaho to consummate the transactions contemplated hereby, or the ability of Parent or the Surviving Corporation to conduct the Business after the Effective Time, and Parent is not aware of any facts or circumstances which may give rise to any of the foregoing. Parent is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency. Parent has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Parent has any continuing obligation.

                  (j) Compliance with Law; Permits. Neither Parent nor any of its subsidiaries is in default in any material respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which Parent or any of such subsidiaries or any of their respective properties or assets is subject. Parent possesses all Permits necessary for Parent or its subsidiaries to own, use and maintain their properties and assets or required for the conduct of their businesses in substantially the same manner as it is currently conducted. Each of such Permits is in full force and effect and no proceeding is pending, or, to the best knowledge of Parent, threatened, to modify, suspend, revoke or otherwise limit any of such Permits and no administrative or governmental actions have been taken or, to the best knowledge of Parent, threatened, in connection with the expiration or renewal of any of such Permits. Neither Parent nor TA Idaho will be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any Permits.

                  (k) Brokers. Neither Parent nor any of its subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and neither Parent nor any of its subsidiaries has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Parent or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement.

                  (l) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Parent to the Company in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 3.03 Representations and Warranties of TA Idaho. TA Idaho represents and warrants to the Company as follows:

                  (a) Organization and Qualification. TA Idaho is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. TA Idaho is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of TA Idaho.

                  (b) Capitalization. The authorized capital stock of TA Idaho consists of 850 shares of Common Stock, without par value. As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned of record and beneficially by Parent, and no shares of Common Stock are held in the treasury of TA Idaho. TA Idaho has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from TA Idaho, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

                  (c) Authority Relative to Agreement. TA Idaho has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by TA Idaho and the consummation by TA Idaho of the transactions contemplated hereby have been duly authorized by the Board of Directors of TA Idaho and by Parent as its sole stockholder, and no other corporate approvals or proceedings on the part of TA Idaho are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by TA Idaho and constitutes the legal, valid and binding obligation of TA Idaho, enforceable against TA Idaho in accordance with its terms.

                  (d) Non-Contravention. The execution and delivery of this Agreement by TA Idaho and the consummation by TA Idaho of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Articles of Incorporation or Code of Regulations of TA Idaho or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TA Idaho or its properties, other than any such violation, conflict, default, loss, termination or acceleration that would not materially adversely affect the ability of TA Idaho to consummate the transactions contemplated hereby.

                  (e) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by TA Idaho in connection with the execution and delivery of this Agreement by TA Idaho or the consummation by TA Idaho of the transactions contemplated hereby, except for (i) the filing of articles/certificate of merger with the Secretary of State of the State of

Idaho and the Secretary of State of the State of Ohio in accordance with the Idaho Law and the Ohio Law, respectively, (ii) any consents, licenses, permits, franchises or other governmental authorizations pertaining to the Business that are required as a result of the consummation of the transactions contemplated hereby, as described in Schedule 3.03(e), and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of TA Idaho to consummate the transactions contemplated hereby.

                  (f) Other Matters. TA Idaho has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, TA Idaho has not conducted any business activities and does not have any material liabilities or obligations.


                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01 Conduct of the Company's Business. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

                  (a) the business of the Aspen Company shall be conducted only in, and the Aspen Company shall not take any action except in, the ordinary course of business consistent with past practice and the Aspen Company shall use its best efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner, except as contemplated by Section 3.01(g) hereof, and preserve its goodwill and ongoing business;

                  (b) Except as set forth on Schedule 4.01, the Aspen Company shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any property or assets (including Intellectual Property Rights) of the Aspen Company, except inventory and immaterial assets in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Certificate of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares except for the payment of dividends or distributions not to exceed the amount shown on Schedule 4.01; (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this subsection (b);

                  (c) the Aspen Company shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, or modify the terms or any outstanding options, warrants or rights to acquire the Company's capital stock; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly owned subsidiary or Priority One L.L.C. which is affiliated with the Stockholders) or any material amount of assets; (iii) incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practices, or refinance any such indebtedness or issue or sell any debt securities; (iv) enter into or modify any material contract, lease, agreement or commitment, or permit or perform any act that would cause a material breach of any such contract, lease, agreement or commitment; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims; (vi) discharge or satisfy any material Claim or settle or compromise any material claim, action, suit or proceeding pending or threatened against the Aspen Company or, if the Aspen Company may be liable or obligated to provide indemnification, against the Aspen Company's directors or officers, before any court, governmental agency or arbitrator; (vii) make any loans, advances or capital contributions to or investments in, any other person, except as may be required under agreements in effect as of and identified on Schedule 3.01(t) hereto and upon prior notice to Parent; (viii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of the Aspen Company; (ix) violate or fail to perform, in any material respect, any obligation imposed upon the Aspen Company by any applicable laws, orders or decrees, ordinances, government rules or regulations or conciliation agreements where such violation or failure would have a Company Material Adverse Effect; or
(x) to the extent not described herein, take any action described in Section 3.01(h) hereof;

                  (d) the Aspen Company shall not grant any increase in the salary or other compensation of its directors, officers or employees, except, in the case of employees who are not directors or executive officers of the Aspen Company, reasonable salary increases in the ordinary course of business consistent with past practice, or grant any bonus to any employee except as set forth on Schedule 4.01 or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Aspen Company;

                  (e) except as contemplated by Section 4.07, the Aspen Company shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Aspen Company or to increase the benefits payable under its severance or termination pay practices;

                  (f) the Aspen Company shall not adopt or amend, in any material respect, any plan for the benefit or welfare of any directors, officers or employees, except as contemplated hereby or as may be required by applicable law or regulation; and

                  (g) the Aspen Company shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 4.01, to maintain its relationships with its suppliers and customers, clients, and others having business dealings with it, and if and as requested by Parent or TA Idaho,
(i) the Aspen Company shall use its best efforts to make reasonable arrangements for representatives of Parent or TA Idaho to meet with customers and suppliers of the Aspen Company, and (ii) the Aspen Company shall schedule, and the management of the Aspen Company shall participate in, meetings of representatives of Parent or TA Idaho with employees of the Aspen Company.

         SECTION 4.02 Stockholder Approval; Etc. The Company shall take all action necessary, subject to and in accordance with the Idaho Law and its Articles of Incorporation and Bylaws, to fully comply with Section 30-1-1103 and
Section 30-1-1107 of the Idaho Law and shall take such other actions as may be required by applicable law with respect to the requisite approval and adoption of this Agreement and the Merger by the Stockholders.

         SECTION 4.03 Access to Information.

                  (a) Each of Parent and the Company shall, and shall cause its respective subsidiaries, officers, directors, employees, representatives, advisors and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives, advisors and agents of the other party complete access at all reasonable times to its officers, employees, agents, properties, books, records and workpapers, and shall furnish each other party all financial, operating and other information and data as Parent or Company, through its officers, employees or agents, may reasonably request and shall promptly furnish to the other monthly operating and financial reports in such form as Parent or the Company shall reasonably request.

                  (b) The Company, at least three business days prior to the Effective Date, shall deliver to Parent a list setting forth the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

                  (c) Each of Parent and the Company shall, and shall cause its respective officers, directors, employees, representatives, advisors and agents to, afford the officers, employees, representatives, advisors and agents of the other party with access to such information concerning Parent or the Company as may be necessary for each party to ascertain the accuracy and completeness of the information supplied by Parent or the Company.

                  (d) If this Agreement is terminated, each of the parties hereto shall, and shall cause its officers, employees, representatives, advisors and agents to, destroy or deliver to the other party all confidential documents, work papers and other materials, and all copies thereof, obtained by it or on its behalf from such other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution and delivery hereof.

                  (e) Each of the parties hereto and its officers and employees shall not disclose or use any information so obtained, except as required by applicable law or legal process or by any applicable rules or regulations of a national securities exchange or the NASD upon the advice of counsel, without the prior written consent of the other party; provided that any such information may be disclosed to a party's financial advisors, accountants, counsel and other representatives, as may be appropriate or required in connection with the transactions contemplated hereby, but only if such persons shall be specifically informed by such party of the confidential nature of such information and agree to comply with the restrictions contained herein. The agreements contained in this Section 4.03(e) do not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its representatives, (ii) was known to the receiving party on a non-confidential basis prior to its receipt, (iii) becomes available to a party on a non-confidential basis from a source not bound by any duty of confidentiality to the other party or (iv) is independently developed by a receiving party without reference to any confidential information.

                  (f) No investigation pursuant to this Section 4.03 shall affect, add to, or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

         SECTION 4.04 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings; provided that the foregoing shall not require Parent to agree to make, or to permit the Company to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

         SECTION 4.05 Inquiries and Negotiations. Neither the Company nor any of its affiliates, directors, officers, employees, representatives, advisors or agents, shall, directly or indirectly, encourage, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, other than Parent and its affiliates, representatives and agents, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities, recapitalization, debt restructuring or similar transaction involving the Company or any division of the Company (such transactions being hereinafter referred to as "Alternative Transactions"). The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

         SECTION 4.06 Notification of Certain Matters. The Company shall give prompt notice to Parent and TA Idaho, and Parent and TA Idaho shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or TA Idaho, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

         SECTION 4.07 Employee Matters. Except as otherwise expressly agreed to by Parent or TA Idaho or except as indicated in Section 4.11, the Company and its Stockholders acknowledge and understand that nothing in this Agreement shall be deemed to create any employment status other than employment at will for any Aspen Company employees. Employees who continue as employees of the Surviving Corporation shall be entitled to participate in all employee benefit plans maintained by Parent or the Surviving Corporation for employees of the Surviving Corporation generally. It being understood and agreed, however, that nothing in this Section 4.07 shall require Parent (i) to provide or continue for the benefit of any employees any Plan currently maintained by the Company, or (ii) to maintain the organizational structure of the Business as in effect on the date hereof.

         SECTION 4.08 Conduct of Parent's Business. Parent covenants and agrees that, prior to the Effective Time, unless the Company shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement:

                  (a) the business of Parent and its subsidiaries shall be conducted only in the ordinary course of business consistent with past practice;

                  (b) neither Parent nor TA Idaho shall knowingly take any action that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 4.09 Resignation of Officers and Directors. Each officer and member of the Board of Directors of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Aspen Company, if so requested by Parent, shall tender his or her resignation from such position effective as of the Closing.

         SECTION 4.10 Tax Matters. Each of the parties to this Agreement will use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under the Internal Revenue Code so as to permit the issuance of the opinion referred to in Section 5.02(d). Notwithstanding the foregoing, neither Parent nor TA Idaho represent, warrant or guarantee that the Merger will qualify as a tax-free reorganization.

         SECTION 4.11 Employment Agreements. As of the Closing Date, the Surviving Corporation shall enter into an employment agreement with each of the Stockholders, in form as shall be agreed upon by the parties at the Closing.

         SECTION 4.12 Lease. As of the Closing Date, the Surviving Corporation shall enter into a five (5) year lease with the Stockholders (or an affiliate of the Stockholders) for the office space currently used by the Company upon such terms and conditions as the parties shall agree.


                                    ARTICLE V

                            CONDITIONS TO THE MERGER

         SECTION 5.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company;

                  (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby; and

                  (c) the Company and Parent shall have received the opinion of counsel to the Company, or such other law firm as is reasonably acceptable to the Company and Parent, in form and in substance reasonably satisfactory to the Company and Parent, substantially to the effect that for Federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, (ii) Parent, TA Idaho and the Company will each be a party to the reorganization within the meaning of the Internal Revenue Code, (iii) no gain or loss will be recognized by Parent, TA Idaho or the Company as a result of the Merger and (iv) no gain or loss will be recognized by stockholders of the Company upon the conversion and exchange of their shares of Company common stock for shares of Parent Common Stock pursuant to the Merger, except to the extent of any proceeds received by a Company stockholder (i) in lieu of fractional shares of Parent Common Stock or (ii) in payment of dissenters' rights of appraisal; however, no opinion will be expressed with respect to the Federal income tax consequences of the conversion and exchange of any shares of Company capital stock in the Merger that were acquired by the holder thereof pursuant to (a) any employee stock option, employee stock purchase plan or otherwise as compensation, or (b) the exercise of any outstanding warrants to purchase shares of

Company capital stock. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Parent, TA Idaho, the Company, certain direct and indirect stockholders of the Company, and others.

         SECTION 5.02 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Parent shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

                  (b) the representations and warranties of Parent contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Effective Time as if made at and as of such date, except to the extent any such representation or warranty is expressly made as of the date hereof or as of a specified date prior to the date hereof, in which case such representation or warranty shall have been true and correct as of such date; and

                  (c) the Company shall have received a certificate from the Chief Executive Officer of Parent, dated as of the Effective Time, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

         SECTION 5.03 Conditions to the Obligation of Parent and TA Idaho to Effect the Merger. The obligation of Parent and TA Idaho to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) the Company shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

                  (b) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and at and as of the Effective Time as if made at and as of such date, except to the extent any such representation or warranty is expressly made as of the date hereof or as of a specified date prior to the date hereof, in which case such representation or warranty shall have been true and correct as of such date;

                  (c) Parent shall have received a certificate from the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, to the effect that the conditions set forth in paragraphs
(a) and (b) above have been satisfied;

                  (d) Parent shall have received any consents required by
Section 3.02(f);

                  (e) Parent shall have received from the Company the Financial Statements, in form and in substance reasonably satisfactory to Parent;

                  (f) Parent shall have completed its financial due diligence review of all the assets, liabilities, net worth, revenues, expenses, profitability and financial condition of the Company. This condition shall be deemed to have been satisfied on the close of business on the day which is 10 business days after the date of the receipt of the last of the Financial Statements, unless, prior to such time, Parent has notified the Company that it is not satisfied with the results of its financial due diligence review because such review disclosed one or more conditions with respect to the assets, liabilities, net worth, revenues, expenses, profitability or financial condition of the Company which, taken as a whole, is materially different than the same were previously represented to Parent. If Parent so notifies the Company, the Company shall have an additional period of five business days to permit it to cure the defect, if it is so curable, to the reasonable satisfaction of Parent. If the Company cures such defect within such period and Parent acknowledges its satisfaction in writing, this condition shall be deemed to have been satisfied;

                  (g) Parent shall have received agreements reasonably satisfactory to Parent and its counsel in which each stockholder of the Company represents, warrants and agrees as follows:

                           (i) that the Parent Common Stock being issued and delivered to the Company's stockholders hereunder is being acquired by such stockholder for the stockholder's own account for investment and not with a view to any resale or distribution thereof;

                           (ii) if such stockholder of the Company decides to dispose of the Parent Common Stock, which he or she does not now contemplate, that he or she can do so only in accordance and in compliance with the Securities Act and Rule 144 thereunder, as then in effect or through an effective Registration Statement;

                           (iii) that (A) such stockholder of the Company has had ready access to any and all documents which he deems relevant to the acquisition of the Parent Common Stock; (B) to such stockholder's knowledge, no requested information, oral or written, has been withheld from him by Parent; (C) Parent has made available to the stockholder, during the course of the transaction and prior to the issuance of the Parent Common Stock the opportunity to ask questions of, and receive answers from, Parent and its officers concerning Parent, and to obtain any additional information, to the extent Parent possessed such information or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of information contained in the written materials delivered to the stockholder by Parent and concerning Parent; and (D) the stockholder has been given access to Parent's prospectus dated December 9, 1996 in connection with Parent's registered initial public offering and all documents filed publicly of record with the Securities and Exchange Commission in connection therewith or subsequently;

                           (iv) that the stockholder of the Company understands and agrees that (A) in reliance upon its representations, the Parent Common Stock has not been registered under the Securities Act in reliance upon Section 4(2) of the Securities Act and Regulation D thereunder; (B) because the Parent Common Stock is not so registered, the stockholder must bear the economic risk of holding the Parent Common Stock for an indefinite period of time unless the Parent Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available with respect thereto; (C) Rule 144 under the Securities Act may or may not be available for resales of the Parent Common Stock in the future; and (D) while there is presently a trading market for the Parent Common Stock, there is no assurance that such market will be in existence in the future;

                           (v) that the documents evidencing the Parent Common Stock shall bear a legend in substantially the following form:

                  THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FROM REGISTRATION THAT DEPEND IN PART ON THE INTENT OF THE PURCHASER TO ACQUIRE FOR INVESTMENT AND WITHOUT A VIEW TOWARDS DISTRIBUTION. THEREFORE, SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON REGISTRATION OR UPON DELIVERY TO THE COMPANY OF COMMUNICATIONS FROM THE SECURITIES AND EXCHANGE COMMISSION AND ANY STATE REGULATORY AUTHORITIES CONCERNED, OR AN OPINION OF COUNSEL SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

                           (vi) that such stockholder of the Company will not sell or otherwise transfer the shares of Parent Common Stock in a public market transaction until the holding period for restricted securities set forth in Rule 144(d)(1), as it may be amended from time to time, has been satisfied or pursuant to an effective Registration Statement;


                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

         SECTION 6.01 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Parent and the
Company:

                  (a) by mutual action of the Boards of Directors of Parent and the Company;

                  (b) by the Company, if the conditions set forth in Sections
5.01 and 5.02 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Parent and TA Idaho on or before November 30, 1997; or

                  (c) by Parent or TA Idaho, if the conditions set forth in Sections 5.01 and 5.03 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Company on or before November 30, 1997; or

                  (d) by Parent or the Company (i) if there has been a material breach of a representation or warranty made by the other party the effect of which is a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (ii) if there has been a breach by the other party in any material respect of the covenants set forth in this Agreement which by its nature cannot be cured or eliminated.

         SECTION 6.02 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 6.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except as follows: (i) the obligations imposed by Sections 4.03(d) and 4.03(e) hereof shall survive the termination, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.


                                   ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.01  Indemnification.

                  (a) The Company and the Stockholders, jointly and severally, agree to indemnify Parent and TA Idaho against, and agree to hold each of them harmless from, any and all losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees) (the "Losses"), incurred or suffered by them relating to or arising out of or in connection with any of the following:

                           (1) any breach of or any inaccuracy in any
representation or warranty made by the Sellers in this Agreement or any document delivered by the Company or the Stockholders at the Closing; or

                           (2) any breach of or failure by Sellers, notice of
which is given on or before the second anniversary of the Closing Date, to perform any covenant or obligation of such party set out or contemplated in this Agreement or any document delivered at the Closing. The total liability of the Company and the Stockholders under this Article VII shall not exceed $10,000,000.

                  (b) Parent agrees to indemnify the Company against, and agrees to hold it harmless from, any and all Losses, incurred or suffered by it relating to or arising out of or in connection with any material breach of or any material inaccuracy in any representation or warranty made by Parent or TA Idaho in this Agreement or any document delivered by Parent or Acquisition at the Closing. The total liability of Parent under this Article VII shall not exceed $100,000.

                  (c) Notwithstanding anything to the contrary contained in this
Article VII, no party shall be liable for indemnification to any other party hereunder unless and until the total amount for which damages are sought against such party exceeds, in the aggregate, $25,000.


                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01 Survival of Representations and Warranties. Except as otherwise specified, the representations and warranties of the Sellers contained herein shall survive the Closing for a period expiring at the close of business on the third (3rd) anniversary of the Closing Date (the "Survival Date") except that (i) the representations and warranties set forth in Sections 3.01(o) and
(q) hereof (the "Tax Warranties") shall survive until one hundred eighty (180) days after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (the "Tax Statute of Limitations Date"), and (ii) the representations and warranties set forth in Sections 3.01(c), (d), (k), and (l) hereof (the "Title and Authorization Warranties") shall survive forever. The representations and warranties of Parent and TA Idaho contained herein shall survive the Closing for a period expiring at the close of business on the third (3rd) anniversary of the Closing Date, except that the representations and warranties set forth in Sections 3.02(c) and (d) and Sections 3.03(b) and (c) shall survive forever.

         SECTION 8.02 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, neither the Company, on the one hand, and Parent and TA Idaho, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts and Parent shall pay all such fees and expenses incurred by TA Idaho. The Company, on the one hand, and Parent and TA Idaho, on the other hand, shall indemnify the other and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

         SECTION 8.03 Publicity; Confidentiality. The Company and Parent agree that this Agreement and the exchange of information pursuant thereto is confidential and they will not disclose or issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law or any applicable rules and regulations of a national securities exchange or the NASD (in which event such party shall consult with the other prior to making such disclosure).

         SECTION 8.04 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, and shall be deemed given upon receipt, as follows:

         If to Parent or TA Idaho to:

                  TEAM AMERICA CORPORATION
                  110 E. Wilson Bridge Rd.
                  Worthington, Ohio 43085
                  Fax Number:  614-848-7639
                  Attention:  Richard C. Schilg, Chairman, President and Chief
                              Executive Officer

         with  a copy to:

                  Porter, Wright, Morris & Arthur
                  41 South High Street
                  Columbus, Ohio 43215
                  Fax Number:  614-227-2100
                  Attention:  Robert J. Tannous, Esq.


         If to the Company, to:

                  ASPEN CONSULTING GROUP, INC.
                  1904 Candleridge
                  Twin Falls, Idaho 83301
                  Fax Number :  (208) 734-6679
                  Attention: Byron G. McCurdy / Terry C. McCurdy with a copy to:

                  Ellsworth, May, Sudweeks, Stubbs, Ipsen & Perry
                  516 2nd Street East
                  Twin Falls, Idaho 83301
                  Fax Number:  (208) 733-7967
                  Attention:  Mark Stubbs

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

         SECTION 8.06 Waivers. The Company, on the one hand, and Parent and TA Idaho, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         SECTION 8.07 Amendments, Supplements, Etc. At any time, this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all of the parties hereto.

         SECTION 8.08 Entire Agreement. This Agreement and its schedules and exhibits, and the documents to be executed or delivered at the Effective Time in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. As used herein, the "best knowledge" or "awareness" as to the Company shall refer to the actual knowledge of each director and executive officer of the Company after due inquiry and as to the Stockholders shall refer to their actual knowledge after due inquiry.

         SECTION 8.09 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws principles.

         SECTION 8.10 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 8.11 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         SECTION 8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         SECTION 8.13 Variation and Amendment. This Agreement may be varied or amended at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective Boards of Directors of the Company, Parent and TA Idaho, without action by the stockholders thereof, provided that after approval and adoption of this Agreement by the Company's stockholders no such variance or amendment shall, without consent of such stockholders, reduce the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Section 2.01 hereof.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

TEAM AMERICA CORPORATION                   TEAM AMERICA OF IDAHO, INC.


By:  /s/ Richard C. Schilg                 By:  /s/ Richard C. Schilg
    --------------------------------           --------------------------------
     Richard C. Schilg, Chairman,               Richard C. Schilg, President
       President and Chief Executive
       Officer


ASPEN CONSULTING GROUP, INC.

By:  /s/ Byron G. McCurdy
    ----------------------------
Its:  President
     ---------------------------


BYRON G. MCCURDY

 /s/ Byron G. McCurdy
--------------------------------
       Byron G. McCurdy


TERRY C. MCCURDY

 /s/ Terry C. McCurdy
--------------------------------
       Terry C. McCurdy